EXHIBIT 5

JOINT FILING AGREEMENT

Pursuant to and in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including any amendment, restatement, supplement and/or exhibit thereto) with respect to the securities of Airship AI Holdings, Inc. and further agree to the filing, furnishing and/or incorporation by reference of this Joint Filing Agreement as an exhibit thereto.  In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 2nd day of January, 2024.

/s/ Derek Xu
Derek Xu

Airship Redmond Family LP

By:	/s/ Derek Xu
By:	Airship Redmond Management LLC, General Partner
By	Derek Xu, Its Manager